MANUFACTURING AND DISTRIBUTION AGREEMENT

This Agreement is made as of 28 July 2009 by and between Universal Music Canada Inc., 2450 Victoria Park Avenue, Suite 1, Toronto, Ontario M2J 5H3 (“Universal”) and UOMO Productions Inc., 161 Bay Street, 27th Floor, Toronto, Ontario, M5J 2S1, G.S.T. [Number] (the “Company”).

ARTICLE I
TERM

1.1

The Term will consist of an initial contract period (the “First Contract Period”) and each of the renewal contract periods for which Universal has exercised the options pursuant to this Agreement (collectively, together with the First Contract Period, referred to as “Contract Periods”), unless terminated or extended pursuant to the provisions of this Agreement.

1.2

The Term will commence on the date hereof and continue for a First Contract Period ending on 30 June 2012, unless extended pursuant to this ARTICLE I or Section 12.2 hereof.

1.3

The Company hereby grants Universal 2 separate, successive and irrevocable options to extend the Term for additional Contract Periods (each renewal contract period referred to consecutively and in chronological order as the “Second Contract Period”, and the “Third Contract Period”).  Universal may exercise each option to extend the Term for an additional Contract Period by giving the Company notice of Universal’s election to do so at any time prior to the expiration of the particular Contract Period.  Each renewal Contract Period will run consecutively, commencing upon the expiration of the immediately preceding Contract Period (or, if Universal so advises, the then-current Contract Period will end on the date of Universal’s exercise notice and the next Contract Period will commence immediately thereafter) and will continue until the date that is 12 months from the date of commencement of the particular Contract Period.

1.4

Notwithstanding the foregoing, in the event that, upon the date when the particular Contract Period would otherwise have expired, Universal has neither exercised Universal’s option to extend the Term for a further Contract Period, nor notified the Company that Universal does not wish to exercise such option, then the following provisions will apply:

(a)

The Company will forthwith notify Universal in writing that the option has not yet been exercised (the “Option Warning”).

(b)

Universal will be entitled to exercise Universal’s option at any time within 30 days after receiving the Option Warning.

(c)

The then-current Contract Period will be deemed to have continued until the earlier of:

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(i)

the date that Universal exercises the option, in which event the Term will be extended for a further Contract Period;

(ii)

the date that Universal gives the Company notice that Universal does not wish to exercise Universal’s option, in which event the Term will end on such applicable date, without imposing any further liability or additional obligations upon Universal in connection herewith; or

(iii)

the date 30 days after Universal receives the Option Warning.

ARTICLE II
RIGHTS

2.1

The Company hereby grants to Universal for the Term the following exclusive rights in the Territory:

(a)

To Manufacture, and to authorize others to Manufacture the Records and the containers therefor;

(b)

To Exploit, and to authorize others to Exploit, the Records in the Territory through all channels and by all methods now or hereafter known, including, without limitation: (i) Normal Retail Channels, including Exploitation of the Masters on Compilation Records released by Universal either solely by Universal or pursuant to a joint venture agreement; (ii) as Premium Records (subject to the Company’s prior written consent); (iii) Electronic Transmission; and (iv) Electronic Subscription; and

(c)

To license, through any method and by any means, including, without limitation, by way of joint venture, the Masters to any third party on a flat fee or royalty basis for the Manufacture and Exploitation of Compilation Records, provided that not more than two (2) Masters from any Album will be embodied on a single Compilation Record without the Company’s prior written consent.

2.2

In connection with Universal’s Exploitation of the Records, the Company hereby grants to Universal for the Term the following additional non-exclusive rights in the Territory:

(a)

To license, through any method and by any means, including, without limitation, the Masters to any third party on a flat fee or royalty basis for use as background music, synchronization in motion pictures and television soundtracks and other similar purposes, including, without limitation, use on transportation facilities;

(b)

To Market the Records in accordance with the terms hereof, and to cause or authorize others to do so;

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(c)

To perform the Records publicly and to permit the public performances thereof in any medium and by any means whatsoever, whether now known or hereafter developed (it being understood that the Company will receive all applicable “neighbouring rights” income); and

(d)

To use, and to authorize other Persons to use, solely in connection with Universal’s Exploitation and Marketing of Records hereunder, without liability to any Person: (i) the business names, and the trademarks or logos (“Marks”) of the Company; (ii) to the extent that the Company has such right, the Names, Likenesses, Marks and biographical material of each Artist; provided that no such use will be or imply a merchandising tie-in with, or endorsement of, any goods, wares, services or institutions, without the prior written approval of the Company; and (iii) to the extent that the Company has such right, the names, likenesses, Marks and biographical material of any producer and any other Person performing services with respect to the Masters; provided that no such use will be or imply a merchandising tie-in with, or endorsement of, any goods, wares, services or institutions, without the prior written approval of the Company.  With respect to any producer and any other Person performing services in connection with the Masters, the Company will use reasonable efforts to provide Universal with the rights set out in this Section.

2.3

Notwithstanding the foregoing rights granted to Universal, after the Commercial Release by Universal and/or Universal’s affiliates or licensees, as applicable, of each Album, the Company will have the following rights, during the Term in the Territory:

(a)

To distribute a reasonable number of copies (not to exceed 250) of each Album in compact disc form, for strictly promotional purposes, provided that such compact discs will not be offered by the Company for resale.  The cost of each such compact disc will be the Manufacturing cost therefor, as set forth in Schedule “A” attached hereto, as such cost may change upon 30 days prior written notice to the Company, plus the shipping costs therefor; and

(b)

To sell copies of each Album in compact disc form at the applicable Artist’s public performances and from the Company’s website or applicable Artist’s website.  The cost to the Company for compact discs to be sold at the applicable Artist’s public performances or through the Company’s or Artist’s website will be an amount per compact disc equal to the PPD therefor multiplied by the Distribution Fee (for example, if the PPD for the compact disc is $11.98, the cost to the Company per compact disc would be calculated as follows: $11.98 multiplied by the Distribution Fee of 20% equals $2.40), plus shipping costs therefore and plus the Manufacturing Costs (as indicated in Schedule “A”), provided, however, that Universal reserves the right to require that the Artist and Company not offer such compact discs for sale at certain of the Artist's performances or through the Company’s or Artist’s website if Universal determines, acting reasonably, that such sales might negatively affect Universal's ability to Exploit Records through Normal Retail Channels in the Territory.

2.4

For greater certainty: (i) the indemnity in ARTICLE IX hereof applies to any and all claims, damages, liabilities, costs and expenses, including legal expenses and fees, arising out of the sale or distribution pursuant to Section 2.3 of compact discs by the Company; and (ii) the restriction on assignment in Section 13.7 applies to prevent the Company from assigning to any

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other Person any of the rights granted to the Company in Section 2.3 without Universal's prior written approval (for example, the Company may not authorize or permit any other Person to, directly or indirectly, by any means, distribute, sell or fulfil orders for Records without Universal's prior written approval).

2.5

Universal will not be obligated to exercise any of the rights granted to Universal pursuant to the provisions of this ARTICLE II if, in Universal’s sole discretion, the exercise of such rights: (i) would violate any statute, law or regulation or any rights of any Person; or (ii) would constitute a breach of this Agreement or of any other agreements to which Universal or the Company is a party.

2.6

Universal hereby acknowledges that the Company’s parent, Uomo Media Inc., has entered an agreement with Colgate Palmolive Canada (the “Colgate Agreement”) involving the promotional download of up to 30 seconds of the Master entitled “Fresh” featuring the Artist “Shawn Desman”.  Universal hereby agrees that the Colgate Agreement will not be deemed a breach of this Agreement.

2.7

All rights not granted to Universal hereunder are reserved in their entirety by the Company, including, without limitation, the right to export the Records outside the Territory.

ARTICLE III
FEES; FUNDS; COSTS

3.1

Universal will retain a distribution fee (the “Distribution Fee”), quarterly, equal to the following:

(a)

In the case of Records Exploited through Normal Retails Channels (other than Compilation Records): 20% of Net Billing, reducing on a prospective basis to: (i) 19% of Net Billing at $2,000,000 in Net Billing; (ii) 18% of Net Billing at $4,000,000 in Net Billing; and (iii) 17% of Net Billing at $6,000,000 in Net Billing.

(b)

In the case of Records Exploited through Electronic Transmission and through Electronic Subscription: 20% of Net Receipts.

(c)

In the case of Masters licensed by Universal to a third party on a flat fee or royalty basis for the Manufacture and Exploitation of Compilation Records: 20% of the Net Receipts therefrom; and

(d)

In the case of Masters licensed by Universal to any third party on a flat fee or royalty basis for use as background music, synchronization in motion pictures and television soundtracks and other similar purposes: 50% of the Net Receipts therefrom.

3.2

In the case of Masters Exploited by Universal on Compilation Records and Premium Records, Universal will pay the Company the following: 80% of the highest royalty rate payable for any other master included on such Compilation Record or Premium Record, as applicable.

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3.3

To the extent that the Company requests Universal to provide any services in addition to those set forth herein, such as marketing and/or promotion, and Universal agrees to provide such services, such services will be provided for an amount which is to be mutually agreed and negotiated by the parties hereto.  Any agreement to such effect will be detailed in writing and any charges relating thereto will be invoiced by Universal to the Company and will, at Universal’s election, be prepaid to Universal by the Company, or will be payable by way of Universal deducting these amounts from any payments or amounts otherwise due to the Company hereunder.

ARTICLE IV
RESERVES

4.1

Reserves against anticipated customer returns and/or credits in respect of the Records will be calculated, held and liquidated in the following manner and at the following times:

(a)

Subject to the other provisions of this Section 4.1, Universal may hold in reserve an amount of up to 20% of each applicable quarter’s Gross Billing.  At the end of each calendar year during the Term, at the request of either party, the amount of the reserve will be reviewed to determine if the amount held is reasonable, considering among other factors, the returns history of the Records and market conditions, and upon mutual good faith agreement, the reserve will be adjusted accordingly.

(b)

Subject to the other provisions of this Section 4.1, the reserve established with respect to each billing quarter to the extent not reduced by actual returns and/or credits will be liquidated and paid over to the Company as follows:

(i)

50% at the end of the 6th month following the month in which such reserve was originally established (such reserve to be established on the accounting statement for the same billing quarter); and

(ii)

the balance at the end of the 12th month following the month in which such reserve was originally established (such reserve to be established on the accounting statement for the same billing quarter).

(c)

In the event that the amounts held in reserve are insufficient to cover amounts for which Universal is obligated to credit Universal’s customers, the Company will, upon Universal’s request, immediately reimburse Universal for the amount of such credits to Universal’s customers or, at Universal's election, Universal may deduct the applicable amounts from monies otherwise payable to the Company, then or in the future.  Returns and/or credits will be first applied against the reserve account on a FIFO basis (i.e. to the earliest reserve period first.)

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(d)

Notwithstanding anything to the contrary contained herein, in the event that the Company is indebted to Universal hereunder when amounts held in reserve are to be liquidated, the credit for such reserves will first be used to offset any such indebtedness.

4.2

Notwithstanding anything to the contrary contained herein, in the event that the Company is indebted to Universal hereunder 180 days prior to the expiration or termination, for whatever reason, of the Term, then Universal will have the right to withhold reserves up to a maximum of 50% of each applicable quarter’s Gross Billing.

ARTICLE V
PAYMENTS AND ACCOUNTINGS

5.1

Within 60 days following the end of each fiscal quarter (as designated by Universal) during the Term, Universal will render to the Company a statement setting forth in detail all activities subject hereto, including an inventory analysis.  Together with such statement, Universal will remit the Net Proceeds, if any, shown to be payable to the Company on such statement.

5.2

All statements rendered by Universal are conclusively binding upon the Company and not subject to any objection by the Company for any reason unless specific objection in writing, stating the basis thereof, is given to Universal within 2 years from the date such statement is rendered (each statement will be deemed rendered when due unless the Company notifies Universal to the contrary within 120 days after the applicable due date specified in Section 5.1 above), and an audit pursuant to Section 5.3 below for that statement is completed within a reasonable time after such objection notice is given.  Failure to make specific objection or conduct the audit within such time periods will be deemed to be the Company’s approval of such statement, the Company’s waiver of such audit rights, and the Company’s waiver of the right to commence an action, suit or proceeding against Universal for additional amounts in connection with the applicable accounting period.  The Company will not have the right to commence an action, suit or proceeding against Universal in connection with any accounting for amounts payable hereunder, unless the Company commences the action, suit or proceeding within the applicable 2 year period referred to above. If the Company commences such action, suit or proceeding concerning accountings rendered by Universal under this Agreement, the scope of the proceeding will be limited to determination of the amounts due for the accounting periods concerned, and the court will have no authority to consider any other issues or award any relief except recovery of any amounts found owing.  The Company’s recovery of any such amounts will be the sole remedy available to the Company by reason of any claim related to Universal's accountings.  Without limiting the generality of the preceding sentence, the Company will not have any right to seek termination of the Term or avoid the performance of the Company’s obligations hereunder by reason of any such claim.

5.3

The Company may, at the Company’s own expense, audit Universal's books of account directly relating to this Agreement and which report the Exploitation of the Records for which amounts are payable hereunder.  The Company may make such audit only for the purpose of

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verifying the accuracy of statements sent to the Company hereunder and only as provided herein.  The Company will have the right to audit such books of account by notice to Universal at least 60 days prior to the date the Company intends to commence such audit.  Such audit will be conducted by either a reputable independent Chartered Accountant, Certified Public Accountant, Certified Management Accountant or Certified General Accountant, who is experienced in recording industry audits, will be conducted in such a manner so as not to disrupt Universal’s other functions, and will be completed promptly. The Company may make such an examination for a particular statement only once and only within 2 years after the date any such statement is rendered as provided in Section 5.2 above.  Any such audit will be conducted only during Universal’s usual business hours and at the place where Universal keeps the books of account to be examined. The Company’s auditor will review his or her tentative written findings with a member of Universal's finance staff designated by Universal before rendering a report to the Company so as to remedy any factual errors and clarify any issues that may have resulted from misunderstanding.

5.4

The Company acknowledges that Universal's books of account contain confidential trade information.  Neither the Company nor the Company’s representatives will at any time communicate to others or use on behalf of any other Person any facts or information obtained as a result of their examination of Universal's books of account; except pursuant to a court order, statute or government regulation, provided that the Company gives prior written notice to Universal of such required disclosure.

ARTICLE VI
THE COMPANY’S OBLIGATIONS

6.1

The Company will deliver the Masters to Universal, at the Company’s sole cost and expense, and all other parts necessary to Manufacture the Records, at a mutually agreed upon place and time.  Each Master will be delivered in the form of 1 fully edited, mixed, mastered, equalized and leadered 8mm DDP Exabyte and will be accompanied by PQ codes, and ISRC codes supplied by the Company.  Each Master delivered hereunder will be of a quality reflecting the then “state of the art” analogue and/or digital recording techniques as Universal may from time to time require and will be technically satisfactory to Universal for the Exploitation of the Records.  Each Master will be clearly marked to identify the applicable Artist as the recording artist, and to show the title(s) of the Composition(s) and recording date(s), and will be accompanied by a studio mastering sheet and a studio mastering tape check.  In addition, the Company will furnish Universal with all information, licenses, releases, assignments, consents and clearances required by Universal for the Manufacture and Exploitation of the Records and Universal’s Marketing, if any, in connection therewith, including, without limitation, the label copy, names of all composers and lyricists, the lyrics themselves, the publishing line, music performing rights society affiliations, timings, credits to arrangers, accompanists, musicians or others, names of the engineers and producer(s), lists of musicians with instruments played, studios used, names of side artists, liner credits, Mechanical Licenses, Synchronization Licenses and all rights clearances (for example, publishing and master sample clearances).

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6.2

Together with the delivery of each Master, the Company will deliver to Universal, at the Company’s sole cost and expense, finished digital CDR artwork in Macintosh format, to be used by Universal for each Record and the inserts therefor.   The Company will deliver such artwork in compliance with the requirements provided to the Company by Universal’s Art Department.

6.3

The Company will be solely responsible for and will directly pay all Recording Costs incurred with respect to the Masters, and parties having contributed thereto who, for any reason whatsoever, may be entitled to receive remuneration, including, without limitation, royalties and other payments to the applicable Artists, producers, musicians, and copyright proprietors, and payments to applicable unions, including the American Federation of Musicians or the American Federation of Television and Radio Artists.

6.4

The Company will be solely responsible for and will pay all costs and expenses incurred with respect to the Manufacture of the Records and the containers and inserts therefor, such standard per-Record cost of Manufacture being as set forth in Schedule “A” attached hereto, as same may change upon 30 days prior written notice to the Company.

6.5

The Company will be solely responsible for and will perform, on a reasonable basis, all Marketing functions in connection with the Records, other than with respect to the Marketing functions, if any, Universal specifically agrees, in its sole discretion, to undertake at the

Company’s request. The Company will be solely responsible for and will pay all costs and expenses with respect to the Marketing of the Records.  In the event that Universal pays or incurs any costs or expenses with respect to the Marketing of the Records with the Company’s prior written consent, Universal will reimburse itself from monies otherwise payable to the Company; provided, however, that if there are insufficient monies available pursuant to the foregoing, the Company will reimburse Universal the applicable amounts within 10 days of Universal’s written demand therefor..

6.6

Upon Universal’s request, the Company will promptly supply Universal, at the Company’s sole cost and expense, with photographs and biographical material of the Artist and each producer, copies of all applicable Marks, all existing Marketing material (including, without limitation, point-of-sale display material) and copies of existing Videos for use by Universal in the Exploitation of Records, and Universal’s Marketing, if any, with respect thereto.  The Company’s submission of any material which includes the foregoing will be deemed to be instructions to Universal to use the foregoing, as submitted.

6.7

Universal will accept and process any and all returns of the Records which were distributed by the Company or a third party prior to the date of this Agreement, on the Company’s behalf and will deduct the costs of same from monies otherwise payable to the Company under this Agreement.

6.8

Promptly after Universal's written request, the Company will, at the Company’s sole expense, remove from Universal's warehouse, or order the destruction of, Surplus Product.  The Company will be deemed to have ordered the destruction of such Surplus Product within twenty-one (21) days after the date of Universal's written request to remove such Surplus Product (and

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will promptly pay such destruction costs), unless Universal receives from the Company within said twenty-one (21) days, written instructions for the immediate delivery of such Surplus Product to a public warehouse or other non-Universal location at the Company’s sole expense.

6.9

If Universal, in its sole discretion, pays on the Company’s behalf any of the costs or expenses referred to in this ARTICLE VI, Universal will deduct such payments from amounts otherwise payable to the Company, or the Company will, at Universal’s sole discretion, reimburse Universal for such payments within 30 days of Universal’s written demand therefor.  Universal hereby agrees that it will pay Manufacturing costs (in accordance with Section 6.4) on the Company’s behalf, subject to the foregoing sentence.

ARTICLE VII
UNIVERSAL’S OBLIGATIONS

7.1

Universal will be responsible for the Manufacture and Exploitation of the Records, in accordance with the terms hereof, and the storage of inventory of the Records at Universal’s warehouse c/o Cinram Canada located at 400 Nugget Avenue, Scarborough, Ontario, M1S 4A4 (or such other location as Universal may specify) (“the “Warehouse”).

7.2

Universal will meaningfully consult with the Company with respect to the date of Commercial Release of each Album (or other Record, as applicable).  Universal will release each Album delivered hereunder within 4 months of Universal’s receipt thereof.  If Universal fails to release an Album within such 4 month period, the Company will send Universal written notice of such failure.  Universal will either cause the release within 30 days of its receipt of the notice, or all rights granted to Universal hereunder to such Album will revert to the Company.

7.3

With respect to the Commercial Release of each Album (or other Record, as applicable), Universal will consult with the Company on the quantity of each such Record to be Manufactured, but Universal’s decision regarding same will prevail.  Thereafter, the quantities of the Records, including Records intended for Exploitation by Universal as promotional, will be determined by Universal, in Universal’s sole discretion, based on Universal’s weekly meetings with Universal’s sales and promotional personnel.

7.4

Universal will Exploit the Records at prices that are not more than, and on terms and conditions that are not less favourable than, comparable Universal records.  The Records may be Exploited by Universal pursuant to special sales and/or merchandising plans, or the like, solely at the discretion of Universal.

7.5

During the Term, Universal will provide the following services to the Company, in accordance with Universal’s standard policies and procedures then in effect:

(i)

customer solicitation, order fulfilment and delivery of the Records;

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(ii)

inclusion of the Records in Universal's price lists, catalogues, release sheets and other print materials (based on facts and information supplied by the Company);

(iii)

billing and debt collection with respect to the Records; and

(iv)

acceptance and processing of returns of the Records Exploited hereunder.

7.6

Universal will Exploit the Records subject to Universal's confidential general terms and conditions of sale with Universal’s customers.

7.7

Except as otherwise set forth herein, Universal will be solely responsible for all costs directly related to the Exploitation of the Records in accordance with the terms hereof.

7.8

Universal will insure the quantity of the Records stored in the Warehouse and in transit from the Warehouse to Universal’s customers and will be responsible for all risk of loss with respect thereto until same are delivered to Universal’s customers.

ARTICLE VIII
THE COMPANY’S REPRESENTATIONS AND WARRANTIES

8.1

The Company hereby represents and warrants as follows to Universal, and acknowledges that Universal is relying on such representations and warranties without independent inquiry in entering into this Agreement:

(a)

The Company is a corporation duly incorporated under the laws of its jurisdiction of incorporation, is in good standing under such laws, and has the full right, power and authority to enter into this Agreement, to grant the rights granted by the Company hereunder, and to fully perform all of the terms hereof.

(b)

The Company owns and controls, without any limitations, restrictions or encumbrances whatsoever, and will continue to own and control for the duration of the Term and throughout the Territory, all rights granted or purported to be granted to Universal hereunder and the Company has obtained all necessary licenses and permissions as may be required for the full and unlimited exercise and enjoyment by Universal of all of the rights granted and purported to be granted to Universal hereunder.  Universal will own, possess and enjoy such rights without impairment by any Person.  The Company has no knowledge of any claim or purported claim which would interfere with Universal’s rights hereunder or create any liability on the part of Universal.  Without limiting the generality of the foregoing, the Company has entered, or will enter, into an exclusive written recording or license contract with each Artist, which contract is, and will remain for the duration of the Term, valid and enforceable and provides the Company with the rights granted by the Company to Universal with respect to each Artist as herein provided.

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(c)

Universal will not be required to make any payments of any nature to any Person for, or in connection with, the acquisition, exercise or exploitation of rights by Universal hereunder, except as specifically provided in this Agreement.

(d)

As applicable, the Masters and the performances embodied thereon were or will be produced in accordance with the rules and regulations of the American Federation of Musicians, the American Federation of Television and Radio Artists and the Association of Canadian Television and Radio Artists, and in accordance with the rules and regulations of all other unions or guilds having jurisdiction over the recording of the Masters.  Each Artist is, or will promptly become, and during the Term will remain, a member in good standing of any applicable union or guild to the extent that the Company or Universal may require such membership.

(e)

None of the following will violate or infringe upon the rights of any third party: (i) the Masters; (ii) the performances embodied on the Masters; (iii) the Names and Likenesses; (iv) the Marks of or relating to the Company, each Artist or any other Person in connection with the Masters; or (v) any other musical, dramatic, artistic, and literary materials, or other ideas or other intellectual properties, furnished or selected by the Company, the applicable Artist or any producer and which are contained in or used in connection with the Masters, or the Manufacture, Exploitation or any Marketing thereof, by Universal or Universal’s affiliates and/or licensees.

(f)

Except as otherwise permitted hereunder, during the Term the Company will not, directly or indirectly, Exploit, or authorize any Person to Exploit, the Records in the Territory in violation of the rights granted to Universal hereunder.  Without limiting the generality of the foregoing, the Company will use best efforts, both commercially and technically, to ensure that neither the Company, nor any Person authorized by the Company, will Exploit the Records through Electronic Transmission to consumers in the Territory.

(g)

The Company has not sold, assigned, transferred, pledged, conveyed or granted a security interest in, or otherwise disposed of or encumbered, and, until the later of (i) the end of the Term; or (ii) the date upon which the Company has paid Universal all amounts owing to Universal, the Company will not sell, assign, transfer, pledge, convey or grant a security interest in, or otherwise dispose of or encumber, any of the Masters, the inventory of the Records in Universal’s possession from time to time, the intellectual property rights with respect thereto, or any amounts payable to the Company hereunder, except as permitted hereby, or pursuant to Universal’s prior written approval.

(h)

The Company will not, and will cause the applicable Artists and any Person deriving any rights from such Artists not to, do, or authorize any Person to do, anything inconsistent with, or which might diminish or impair, any of Universal's rights hereunder.

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ARTICLE IX
INDEMNITY

9.1

The Company agrees to indemnify and save harmless, and to cause each Artist to indemnify and save harmless, Universal, and Universal’s affiliates and licensees from and against any and all claims, losses, liabilities and expenses, (including, without limitation, reasonable legal expenses and fees) which Universal, or Universal’s affiliates and/or licensees may suffer or become liable for as a result of, or in connection with, any breach of any of the representations, warranties, covenants or agreements made by the Company in this Agreement.  The Company hereby agrees to reimburse Universal, on demand, for any payments made by Universal at any time with respect to the foregoing, provided that in respect of a claim, the claim has been settled or has been reduced to the status of a non-appealable judgement of a court of competent jurisdiction.  Pending the determination of any claim in respect of which Universal is entitled to be indemnified, Universal will not withhold monies which would otherwise be payable to the Company hereunder in an amount exceeding the Company’s reasonably anticipated liability to Universal pursuant to this Section 9.1. Universal will not settle any claim that has not been reduced to the status of a non-appealable judgment of a court of competent jurisdiction for an amount exceeding $5,000 without first obtaining the Company’s written consent to the settlement.  If the Company does not consent to any settlement proposed by Universal for an amount exceeding $5,000, Universal will not enter into such settlement provided that the Company makes arrangements satisfactory to Universal in Universal’s sole discretion to assure Universal of reimbursement for all damages, liabilities, costs and expenses (including, without limitation, legal expenses and fees) which Universal or Universal’s affiliates and/or licensees may incur as a result of that claim.  If the Company does not make such satisfactory arrangements and continues to withhold its consent to any settlement proposed by Universal, Universal may settle such claim in Universal’s reasonable discretion and the Company will immediately pay the full amount of such settled claim, including reasonable legal expenses and fees, to Universal or Universal may, at Universal’s option, deduct the amount of same from monies otherwise payable to the Company.  Universal will notify the Company of any action commenced on such a claim.  The Company may participate in the defense of any such claim through counsel of the Company’s selection at the Company’s own expense, but Universal will have the right at all times, in Universal’s sole discretion, to retain or resume control of the defense of such claim.

ARTICLE X
EVENTS OF DEFAULT; REMEDIES

10.1

Each of the following will constitute an event of default (“Event of Default”) under this Agreement:

(a)

For any reason whatsoever: (i) the Company attempts to assign this Agreement without Universal’s prior written consent, except as set out under Section 13.7 below; or (ii) the Company refuses, neglects, fails, breaches, is unable to, or otherwise does not comply with, any

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of the Company’s obligations, covenants, agreements, undertakings, representations and warranties hereunder;

(b)

The Company: (i) commences a voluntary proceeding, including without limitation, an assignment for the benefit of creditors, under any applicable bankruptcy, insolvency, reorganization, arrangement, compromise, winding up or other similar law now or hereafter in effect; (ii) consents to the entering of an order for relief in an involuntary proceeding under such law; (iii) consents to the appointment of or the taking possession of by a receiver, receiver and manager, liquidator, assignee, custodian, trustee, or sequestrator (or similar appointee) in respect of the Company or any substantial part of the Company’s property; or (iv) takes any act in furtherance of any of the foregoing.

(c)

A court having jurisdiction over the Company’s affairs or property: (i) enters a decree or order for relief in respect of the Company or any of the Company’s property under any applicable bankruptcy, insolvency, reorganization, arrangement, compromise, winding up or other similar law nor or hereafter in effect; (ii) appoints a receiver, receiver and manager, liquidator, assignee, custodian, trustee, or sequestrator (or similar appointee) in respect of the Company or of any substantial part of the Company’s property or if such receiver, receiver and manager, liquidator, assignee, custodian, trustee, or sequestrator (or similar appointee) is appointed by any Person; (iii) orders the winding up or liquidation of the Company’s affairs, and such decree, order or appointment is not stayed and remains in effect for a period of 15 consecutive days;

(d)

The Company is an insolvent Person within the meaning of the Bankruptcy and Insolvency Act (Canada) or the Company commits or threatens to commit an act of bankruptcy.

10.2

The Company will notify Universal immediately upon the occurrence of an Event of Default.

10.3

Upon the occurrence of an Event of Default, Universal will, at Universal’s election by notice to the Company, have the following rights and remedies, such rights and remedies to be exercised from time to time separately or in combination, without prejudice to any other rights or remedies to which Universal may be entitled under this Agreement or otherwise at law or in equity, are in addition to, and not in substitution for, any other rights and remedies of Universal, however created, and will survive the expiration or termination of the Term:

(a)

To suspend the running of the Term and the payment of amounts due under this Agreement for all or part of the duration of such Event of Default.  Unless Universal notifies the Company otherwise, the Contract Period in which such Event of Default commenced will be automatically extended by a number of days equal to the total number of days of the suspension plus an additional 60 days or such fewer number of days as Universal will advise the Company in writing.  No suspension will suspend or otherwise impair in any manner Universal’s rights or the Company’s obligations under this Agreement; and

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(b)

To terminate this Agreement (whether or not the Company has commenced curing the Event of Default before such termination), in which event Universal will have no obligations or liabilities to the Company under this Agreement except Universal’s obligation, if any, in respect of the Records Exploited prior to such termination.  If Universal so terminates this Agreement, the Company will pay Universal, on demand, any and all amounts due and owing to Universal by the Company, or Universal may deduct such amounts due and owing to Universal from amounts otherwise payable to the Company hereunder.

ARTICLE XI
ADDITIONAL REMEDIES

11.1

Universal reserves the right (without prejudice to any other right or remedy which Universal may have under this Agreement or otherwise) to suspend the operation of this Agreement and Universal’s obligations hereunder (except Universal’s obligation to make payments to the Company if due and payable) if by reason of fire, earthquake, strike, act of government or any order or action of any labour union or association of performers, shortage of materials, failure of technical facilities, failure or delay of transportation facilities or causes of any other nature not reasonably within Universal’s control and affecting the Company, any Artist, Universal, or the recording industry in general, Universal is materially hampered in the Manufacture or Exploitation of the Records or Universal’s normal business operations become commercially impracticable.  Any suspension will commence upon Universal giving the Company notice, or if such contingency renders Universal unable to give the Company notice, upon 30 days after the commencement of such contingency.  Such suspension will last for the duration of such contingency.  Universal may elect (without limitation of or prejudice to any other rights or remedies which Universal may have under this Agreement or otherwise) by giving written notice to the Company at any time prior to the end of such suspension, to extend the Contract Period in which the contingency occurs by the number of days equal to the total of all such days of suspension, in which case, the dates for the exercise by Universal of Universal’s options, the dates of commencement of subsequent Contract Periods and the Term will be deemed extended accordingly.

ARTICLE XII
POST-EXPIRATION/TERMINATION/RETURNS AND INVENTORY

12.1

Upon the expiration or termination, for whatever reason, of the Term, the Company will be solely responsible for any and all returns of the Records. The Company will, within 150 days after expiration or termination, for whatever reason, of the Term, reimburse Universal for Universal’s costs in crediting Universal’s customers for returns of the Records.  In the event of non-payment by the Company for any amounts owing in respect of such returns, Universal will be entitled to deduct such amounts from amounts otherwise payable by Universal to the Company hereunder.  The Company will honour Universal's return policy with all of Universal's customers for a period of 120 days following expiration or termination of the Term with respect to return authorizations issued by Universal to its customers prior to expiration or termination of

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the Term.  Universal agrees that it will not issue return authorizations to its customers after expiration or termination of the Term.

12.2

Upon the expiration of the Term, all amounts owing to Universal by the Company will become immediately due and payable.  The Company will reimburse Universal the applicable amounts within 10 days of Universal's written demand therefor, or Universal will deduct such amounts from monies otherwise payable to the Company.  In the event that the Company does not so reimburse Universal within 10 days of Universal's written demand, and in the event that there are insufficient monies otherwise payable to the Company from which to deduct the applicable amounts, the Term will be automatically extended and Universal may continue to Manufacture and Exploit the Records pursuant to this Agreement until such time as all amounts owing to Universal by the Company have been reimbursed.

12.3

Upon the expiration or termination, for whatever reason, of the Term, but subject to payment of all outstanding debts to Universal by the Company hereunder, the Company will have a period of 30 days following such expiration or termination to order Universal either to destroy, at the Company’s sole cost and expense, all inventory of the Records, and all parts, labels and other materials with respect to the Records, then in Universal’s possession, or to deliver to the Company, at the Company’s sole cost and expense, all of Universal’s inventory of the Records then in Universal’s possession (and subsequent returns).  If within 30 days after the date of such expiration or termination the Company has not given Universal delivery instructions for such inventory, Universal will have the right to destroy such inventory on the Company’s behalf and at the Company’s sole cost and expense, or charge the Company with the cost of storing such inventory at Universal’s Warehouse until the Company accepts delivery of same.

ARTICLE XIII
MISCELLANEOUS

13.1

In entering into this Agreement, and in providing services pursuant hereto, the Company has the status of an independent contractor.  Nothing herein contained contemplates or constitutes any Artist as Universal’s employee, or the Company or any Artist as Universal’s agent or partner.  Neither the Company nor any Artist will, without the prior written consent of Universal, enter into any contract or commitment in the name of or on behalf of Universal in any respect whatsoever.

13.2

The Company agrees that the Company enters this Agreement voluntarily and knowingly understands the terms and intent of this Agreement, has considered the Company’s obligations fully, and has had an opportunity to seek independent legal counsel in relation to the application and interpretation of this Agreement.

13.3

Each of Universal and the Company will from time to time execute and deliver all such further documents and instruments and do all acts and things as may reasonably be required by the parties to effectively carry out the intent of this Agreement.

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13.4

This Agreement will inure to the benefit of and be binding upon the respective heirs, executors, administrators, successors and permitted assigns of the parties hereto.

13.5

This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes any prior understandings and agreements between the parties hereto with respect thereto.  There are no representations, warranties, terms, conditions, undertakings or collateral agreements, express or implied, between the parties other than as expressly set out in this Agreement.

13.6

No amendment of this Agreement will be valid or binding unless set out in writing and duly executed by all of the parties hereto.  No waiver of any provision of this Agreement will be effective or binding unless made in writing and signed by the party purporting to give the same.

13.7

Universal will have the right to assign this Agreement and Universal’s rights and obligations hereunder, at any time and from time to time, in whole or in part.  The Company may not assign this Agreement or any of the Company’s rights or obligations hereunder without the prior written consent of Universal.

13.8

If any provision of this Agreement is determined to be invalid or unenforceable in whole or in part, such invalidity or unenforceability will attach only to such provision or part thereof and the remaining part of such provision and all other provisions hereof will continue in full force and effect.

13.9

All remedies, rights, undertakings, and obligations contained in this Agreement will be cumulative and none of them will be in limitation of any other remedy, right, undertaking, or obligation of either party.

13.10

Any demand, notice or other communication (“Communication”) to be given in connection with this Agreement will be given in writing and may be given by personal delivery, by facsimile transmission or by registered mail.  Any Communication given to Universal must be sent to the address for Universal first mentioned herein, to the attention of the Senior Vice President, Business Affairs, or to such new address if changed as described below.  Any Communication given to the Company must be sent to the Company at the address first mentioned herein or to such new address if changed as described below.  Each party may change its respective address hereunder by notice in writing to the other.  Any Communication given by personal delivery or facsimile transmission will be conclusively deemed to have been given on the day of actual delivery thereof and, if given by registered mail, on the fifth business day following the deposit thereof in the mail.

13.11

This Agreement will be governed by and construed in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein.  For the purposes of all legal proceedings, this Agreement will be deemed to have been performed in the Province of Ontario and the courts of the Province of Ontario will have jurisdiction to entertain any action arising hereunder.  The Company and Universal each hereby attorns to the jurisdiction of the courts of the Province of Ontario.

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13.12

All references to “dollars” or “$” herein, unless otherwise specified, are expressed in Canadian currency.

13.13

Any reference in this Agreement to gender includes all genders, and words importing the singular number only, include the plural.

13.14

The schedules attached to this Agreement, for all purposes of this Agreement, form an integral part of it.

13.15

The parties hereto shall not disclose to any third party (other than employees, legal or financial counsel) any information with respect to the terms and provisions of this Agreement or any financial information concerning this Agreement.

ARTICLE XIV
DEFINITIONS

14.1

“affiliate” has the meaning given thereto in the Business Corporations Act (Ontario).

14.2

“album” means a record (other than a Video) embodying thereon the equivalent of not fewer than 10 Sides and not more than 16 Sides, having not less than 35 minutes playing time, and sold as a single unit; and “Album” means an album derived entirely from Masters.

14.3

“Artist” means an artist whose performances are embodied on the Masters.

14.4

“Commercial Release” means the first release in the Territory of the Record concerned for retail sale to consumers.

14.5

“Compilation Record” means a Record coupling one or more Masters hereunder with masters embodying the performances of artists not subject to this Agreement.

14.6

“Composition” means a musical composition or work (including, without limitation, a medley), irrespective of length, whether in the form of instrumental and/or vocal music, prose, poetry or otherwise and whether protected by copyright or in the public domain.

14.7

“Electronic Subscription” means the ability of a consumer to access masters on demand through the internet in exchange for a fee pursuant to terms and conditions set by Universal or Universal’s designee (such as for example the ability to access a limited number of masters during a limited period of time for a given pre-paid subscription fee).

14.8

“Electronic Transmission” means any distribution, transmission, communication, or making available, whether sound alone, sound coupled with an image, or sound coupled with data, in any form, now known or hereafter developed, and delivered through any means now known or hereafter developed (including without limitation, direct broadcast satellite, point-to-

11168.1

multipoint satellite, multipoint distribution service, point-to-point distribution service, cable system, telephone system, wireless service, and broadcast station) from one location to a remote location and to a Person who pays to receive the distribution, transmission or communication, in such a manner that the distribution, transmission or communication when received at the remote location is sufficiently permanent or stable to permit it to be perceived, reproduced or otherwise communicated for a period of more than transitory duration at such remote location, without regard to whether the sound recording or audio-visual work embodied in the distribution, transmission or communication is simultaneously performed in an audible fashion during such transmission or communication.

14.9

“Exploit” means to distribute, communicate, transmit, sell and/or otherwise make available; and “Exploitation” means the distribution, communication, transmission, sale and/or otherwise making available; in each case, in and through any medium and by any means whatsoever, whether now known or hereafter developed.

14.10

“Gross Billing” means the gross amounts invoiced to Universal’s customers in respect of the Records Exploited through Normal Retail Channels without regard to any returns, discounts, or allowances, and excluding applicable taxes.

14.11

“Likeness” means the likeness and other identification of or relating to the applicable Artist.

14.12

“Manufacture” means to manufacture, make, fabricate and reproduce in and through any medium and by any means whatsoever, whether now known or hereafter developed.

14.13

“Market” as a verb means to publicize, advertise, promote and market; and “Marketing” means publicizing, advertising, promoting and marketing; in each case in and through any medium and by any means whatsoever, whether now known or hereafter developed.

14.14

“master” means any recording or reproduction by any method and by any means now or hereafter known embodying sound alone or sound coupled with visual images; and “Master” means each and every master owned or controlled, now or in the future, in whole or in part, directly or indirectly by the Company.

14.15

“Mechanical License” means a license to Exploit, produce, and otherwise use Records embodying the performance of a Composition.

14.16

“Name” means without limitation, all legal, professional, group, and other assumed or fictitious names or sobriquets, whether presently or hereafter used, and other identification of or relating to the applicable Artist.

14.17

“Net Billing” means Gross Billing less applicable discounts and credits to customers for actual returns.

14.18

“Net Proceeds” means Gross Billing and Net Receipts less the following (as applicable):

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(i)

the Distribution Fee, calculated in accordance with Section 3.1;

(ii)

the Reserve calculated in accordance with ARTICLE IV;

(iii)

any and all charges for the Manufacturing of the Records and the containers therefor, including, without limitation, in respect of those Records intended for Exploitation as promotional copies;

(iv)

credits to Universal’s customers for actual returns, errors in billing and other proper credits of any kind whatsoever during each billing quarter;

(v)

any and all applicable discounts and allowances;

(vi)

any and all applicable taxes and adjustments; and

(vii)

any and all amounts due and owing to Universal hereunder by the Company, if the Company has failed to remedy any delinquent payment therefor.

14.19

“Net Receipts” means an amount equal to the gross royalties or gross flat fee monies received by Universal in the Territory from a Person in connection with the Exploitation of the Records or the Masters, less (i) any and all applicable discounts and allowances and (ii) any and all applicable taxes and adjustments.

14.20

 “Normal Retail Channels” means normal retail distribution channels, including, without limitation, the Exploitation of the Records through one-stops, rack jobbers and directly to retail outlets which make records available for purchase by the general public, but specifically excluding the Exploitation of the Records through Electronic Transmission, Electronic Subscription and as Premium Records.

14.21

“Person” means a natural person, partnership, corporation, joint stock company, trust, unincorporated association, joint venture, or other entity.

14.22

“PPD” means Universal’s published price to dealers in the Territory, or the published price of Universal’s affiliates and/or licensees to dealers in the Territory for the Record concerned in the configuration concerned from time to time during the accounting period in which the sale of such Record concerned occurs.

14.23

“Premium Records” means a Record sold via non-traditional distribution channels in the promotion or sale of goods other than pre-recorded music.

14.24

“record”, as a noun, means any form of reproduction, transmission or communication, now or hereafter known, embodying sound alone or sound coupled with visual images, other sensory data, or other information or material; and “Record” means a record (including, without limitation, a Video) that is derived from a Master.

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14.25

“Recording Costs” means any and all costs and expenses, whatsoever or howsoever arising, paid or incurred in connection with the making of the Masters including, without limitation, all minimum union scale payments and other payments made to any individuals rendering services in connection with the recording of the Masters (including, without limitation, any advance, fee or other charge to any producer), all other payments which are made pursuant to any applicable law or regulation or the provisions of any collective bargaining agreement between the Company and any union or guild (including, without limitation, payroll taxes and payments to union pension and welfare funds), all amounts paid or incurred for studio and hall rentals, vocal and choreography training, and tape, engineering, editing, and instrument rentals and cartage, all mixing, re-mixing, mastering, and re-mastering costs, and all costs of travel and accommodations, immigration clearances, trademark and service mark searches and clearances, and living expenses (including, without limitation, so-called “per-diems” for any individuals rendering services in connection with recording of the Masters) and any and all other costs or expenses commonly recognized as recording costs in the music industry.

14.26

“Side” means a Master containing a continuous performance of a particular arrangement or version of a Composition, not less than 3 minutes in playing time.

14.27

“Surplus Product” means more than a six (6) month supply of Records in a particular configuration.

14.28

“Synchronization License” means a license to Exploit, perform and Market a Composition contained on a Master in synchronization or timed relation with visual images.

14.29

“Term” means the First Contract Period together with each of the renewal Contract Periods for which Universal will have exercised the options pursuant to this Agreement.

14.30

“Territory” means Canada.

14.31

“Video” means a Record embodying sound coupled with visual images which is used in connection with the promotion of Records, and/or for commercial Exploitation according to the terms of this Agreement.

IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the date first above mentioned.

UNIVERSAL MUSIC CANADA INC.
By:	/s/ Sarah Scott
Sarah Scott Senior Vice President, Business Affairs

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UOMO PRODUCTIONS INC.
By:	/s/ Jueane Thiessen
Jueane Thiessen An Authorized Signatory

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SCHEDULE “A”
MANUFACTURING COSTS

Record Format	Charge per Unit	Coverage
Compact Disc	$0.78

Standard compact disc with up to 3 colour label in a jewel box, shrink wrap, machine insertion of booklet and tray card, machine application of 1 sticker, additional charges apply if machine insertion of booklet or machine application of 1 sticker is not possible.  Additional charges apply for all graphics and security tagging.  Items in excess of the standard are available upon quotation.

DVD	(A) $0.90 (B) $1.00 (C) $1.32

(A)

Standard single DVD-5 disc with a 4-colour label in a standard Amaray-type case and machine application of 1 sticker.

(B)

Standard single DVD-9 disc with a 4-colour label in a standard Amaray-type case and machine application of 1 sticker.

(C)

Standard single DVD-10 disc with a 4-colour label in a standard Amaray-type case and machine application of 1 sticker.

Additional charges apply if machine insertion of booklet or machine application of 1 sticker is not possible. Additional charges apply for all graphics and security tagging.  Items in excess of the standard are available upon quotation.

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TABLE OF CONTENTS

ARTICLE I TERM

1

ARTICLE II RIGHTS

2

ARTICLE III FEES; FUNDS; COSTS

4

ARTICLE IV RESERVES

6

ARTICLE V PAYMENTS AND ACCOUNTINGS

7

ARTICLE VI THE COMPANY’S OBLIGATIONS

8

ARTICLE VII UNIVERSAL’S OBLIGATIONS

10

ARTICLE VIII THE COMPANY’S REPRESENTATIONS AND WARRANTIES

11

ARTICLE IX INDEMNITY

13

ARTICLE X EVENTS OF DEFAULT; REMEDIES

14

ARTICLE XI ADDITIONAL REMEDIES

15

ARTICLE XII POST-EXPIRATION/TERMINATION/RETURNS AND INVENTORY

16

ARTICLE XIII MISCELLANEOUS

17

ARTICLE XIV DEFINITIONS

18

SCHEDULE “A” MANUFACTURING COSTS

24

SCHEDULE “B” FORM OF INDUCEMENT LETTER

25

TABLE OF CONTENTS

1